Exhibit 99.1

May 17, 2011

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS

Cranford, New Jersey  -- May 17, 2011 -- TOFUTTI BRANDS INC. (NYSE AMEX Symbol: TOF) today announced its results for the thirteen week period ended April 2, 2011.

The Company reported net sales for the thirteen weeks ended April 2, 2011 of  approximately $4.0 million compared with net sales of $4.6 million for the thirteen weeks ended April 3, 2010.  The decrease in net sales can be attributed in great measure  to a $450,000 reduction in sales to Trader Joe’s, the Company’s  largest account, in the thirteen weeks ended April 2, 2011 compared to the thirteen weeks ended April 3, 2010. The Company does not expect that its annual sales to Trader Joe’s this year will vary significantly from prior years.

For the thirteen weeks ended April 2, 2011, the Company reported a loss of  $111,000  before income taxes as compared with income before income taxes of $475,000 for the comparable 2010 period.  The Company also reported that its gross profit  decreased to $1,083,000 in the period ended April 2, 2011 from $1,614,000 in the period ended April 3, 2010 due primarily to the lower sales levels.  The Company’s gross profit percentage decreased to 27% for the period ending April 2, 2011 compared to 35% for the period ending April 3, 2010.  The decline in the Company’s gross profit percentage was due primarily to the reduction in sales to Trader Joe’s, which is a higher margin business.  Additionally, increased costs for packaging and ingredients also reduced margins.

The Company had a net loss for the thirteen weeks ended April 2, 2011 of $66,000 (($0.01) per share) compared to net income of  $275,000 ($0.05 per share) for the thirteen week period ended April 3, 2010.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “Our results for the first quarter of 2011 were disappointing, but the timing of orders from Trader Joe’s varies from year to year, and we expect to see an increase in sales to them in the second quarter.  Our overall sales, especially frozen desserts, were also negatively impacted by severe winter weather throughout much of the country during the first quarter of 2011.    We look forward to improvements in our sales and operating income during the upcoming summer months and as product price increases are phased in and new product are stocked by grocers.”

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended April 2, 2011	Thirteen weeks ended April 3, 2010
Net sales	$4,005	$4,592
Cost of sales	2,922	2,978
Gross profit	1,083	1,614
Operating expenses	1,194	1,139
Income (loss) before income taxes	(111)	475
Income tax expense (benefit)	(45)	200
Net income	$(66)	$275
Net income (loss) per common share:
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.05
Weighted average common shares outstanding:
Basic	5,177	5,177
Diluted	5,177	5,177

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	April 2, 2011	January 1, 2011*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,652	$2,528
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $335 and $320, respectively	1,768	1,338
Inventories	1,644	1,697
Prepaid expenses	32	16
Refundable income taxes	180	--
Deferred income taxes	186	186
Total current assets	5,462	5,765

Fixed assets, net of accumulated amortization of $40 and $38	8	10
Other assets	16	16
	$5,486	$5,791

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$507	$260
Accrued expenses	473	585
Accrued officers’ compensation	125	500
Total current liabilities	1,105	1,345

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,176,678 shares at April 2, 2011
         and 5,176,678 shares at January 1, 2011
	-- 52	-- 52
Additional paid-in capital	7	7
Retained earnings	4,322	4,387
Total stockholders’ equity	4,381	4,446
Total liabilities and stockholders’ equity	$5,486	$5,791

*           Derived from audited financial information.